Exhibit 5.1
Bridgewater Place | Post Office Box 352
Grand Rapids, Michigan 49501-0352
 Telephone 616 / 336-6000 | Fax 616 / 336-7000 | www.varnumlaw.com

June 9, 2021
Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464

Re:	Registration Statement on Form S-4
17,261,948 Shares of Common Stock

Ladies and Gentlemen:

We are counsel to Herman Miller, Inc., a Michigan corporation (the “Company”), and are providing this opinion letter in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of 17,261,948 shares of the Company’s common stock, $0.20 par value per share (“Common Stock”), pursuant to a registration statement on Form S-4 (File No. 333-256401) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

            We are familiar with the proceedings taken by the Company in connection with the authorization of shares of Common Stock to be issued to the stockholders of Knoll, Inc., a Delaware corporation (“Knoll”), pursuant to the terms and conditions of the Agreement and Plan of Merger entered into by and among the Company, Knoll, and Heat Merger Sub, Inc., a wholly-owned subsidiary of the Company, on April 19, 2021 (the “Merger Agreement”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. As to certain questions of fact, we have relied on certificates or comparable documents of public officials and of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

            Based on the foregoing and subject to the qualifications, assumptions, and limitations stated in this opinion letter, we are of the opinion that the Common Stock will be, when duly registered under the Securities Act and issued and delivered as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, validly issued, fully paid, and nonassessable.

            We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Validity of Common Shares” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,
/s/ Varnum LLP

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